UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Franchise Group, Inc.
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FRANCHISE GROUP, INC.
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454

April 27, 2020

Dear Fellow Stockholder:

You are cordially invited to attend Franchise Group, Inc.'s 2020 Annual Meeting of Stockholders, which will be held via live webcast on Wednesday, June 3, 2020, at 11:00 a.m., Eastern Time. In light of the public health concerns regarding the coronavirus (COVID-19) pandemic and to support the health and well-being of our employees, directors and stockholders, we have made the decision to hold the Annual Meeting virtually this year. You will not be able to attend the Annual Meeting physically. Details regarding access to the meeting and the business to be conducted are described in this Proxy Statement. We have also made available with this Proxy Statement a copy of our Transition Report on Form 10-K/T for the transition period ended December 28, 2019, which includes our 2019 audited consolidated financial statements and provides information about our business.

The attached Proxy Statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our Company by voting on the matters described in the accompanying Proxy Statement. We hope that you will be able to attend the meeting via the webcast. Our directors and management team will be available to answer questions, and you will have an opportunity to vote during the meeting.

The Company’s Board of Directors welcomes and appreciates the interest of all our stockholders in Franchise Group, Inc.’s affairs and encourages those entitled to vote at the Annual Meeting to take the time to do so. We hope you will attend the Annual Meeting via the webcast, but if you are unable to do so, please vote your shares by either: (1) signing, dating and promptly returning the enclosed proxy card in the accompanying postage-paid envelope, (2) online at www.proxypush.com/frg until 11:59 p.m. (CT) on June 2, 2020, or (3) you may call 1-866-883-3382 via a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 2, 2020. We look forward to your attendance at the meeting and the opportunity to review our developments over the past months and to share with you our plans for the future.

On behalf of the entire Board of Directors, I'd like to thank you for your commitment and support.

Sincerely,

Matthew Avril Chairman of the Board of Directors Franchise Group, Inc.

FRANCHISE GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2020

The Annual Meeting of Stockholders of Franchise Group, Inc. (the "Company") will be held via live webcast on Wednesday, June 3, 2020, at 11:00 a.m. (the "2020 Annual Meeting").

The 2020 Annual Meeting will be held for the following purposes:

1.	Election of seven (7) directors to the Board of Directors, each to serve until the 2021 annual meeting and until their successors are elected and qualified;

2.	Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;

3.	Ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 26, 2020 ("Fiscal 2020"); and

4.	Transaction of any other business that properly comes before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The Board of Directors has fixed the close of business on April 10, 2020 as the record date for determining stockholders of the Company entitled to receive notice of and vote at the meeting.

Stockholders of record of the Company's common stock, par value $0.01 per share ("Common Stock"), as of the close of business on April 10, 2020 are entitled to receive notice of, and to vote at, the 2020 Annual Meeting. Included in these materials are the Proxy Statement and the Company's Transition Report on Form 10-K/T (the “2019 Transition Report”) as described in this Proxy Statement, which includes the Company's audited consolidated financial statements for the transition period ended December 28, 2019 (the "Transition Period"). The notice and proxy card are filed as part of the Proxy Statement. These materials are being sent to stockholders on or about April 27, 2020 and are also available online at the Company's website at www.franchisegrp.com and at the Securities and Exchange Commission ("SEC") website at www.sec.gov.

By Order of the Board of Directors,

Brian R. Kahn President and Chief Executive Officer Franchise Group, Inc.

Virginia Beach, Virginia
April 27, 2020

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND VOTING

PROXY STATEMENT

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Franchise Group, Inc., a Delaware corporation (the "Company") for the Annual Meeting of Stockholders which will be held via live webcast on June 3, 2020, at 11:00 a.m., Eastern Time (the "2020 Annual Meeting"). References to the 2020 Annual Meeting and this Proxy Statement include any adjournment or postponement of the 2020 Annual Meeting. The proxy materials were first mailed to stockholders on or about April 27, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 3, 2020

The notice of the 2020 Annual Meeting, this Proxy Statement and the Transition Report on Form 10-K/T for the transition period ended December 28, 2019 ("2019 Transition Report") are available online at the Company's website at www.franchisegrp.com.

RECENT DEVELOPMENTS

Fiscal Year-End Change

On October 1, 2019, based upon the recommendation of the Audit Committee, the Company's Board of Directors approved a change in the Company’s fiscal year-end from April 30 to the Saturday closest to December 31 of each year, effective immediately. As a result of this change, the Company filed the 2019 Transition Report which includes our audited consolidated financial statements for the period from May 1, 2019 to December 28, 2019 and will be referred to as the "Transition Period" in this Proxy Statement.

VOTING INSTRUCTIONS AND INFORMATION

Who may vote at the 2020 Annual Meeting?

Each holder of the 35,148,659 shares of the Company's Common Stock issued and outstanding at the close of business on April 10, 2020 ("Record Date") will be entitled to receive a notice of the 2020 Annual Meeting, and to attend and vote at the 2020 Annual Meeting. These persons are considered "holders of record," and will be entitled to cast one vote per share owned for each proposal to be considered at the 2020 Annual Meeting.

What proposals will be voted on at the 2020 Annual Meeting?

Stockholders will vote on three proposals at the 2020 Annual Meeting:

1.	Election of seven (7) directors to serve on our Board of Directors (Proposal 1);

2.	Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement (Proposal 2);

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 26, 2020 ("Fiscal 2020") (Proposal 3); and

4.	Transaction of any other business that properly comes before the meeting and any adjournment or postponement thereof.

We are not aware of any matters to be presented at the 2020 Annual Meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the 2020 Annual Meeting, the proxies will use their own judgment to determine how to vote your shares. If the 2020 Annual Meeting is adjourned, the proxies may vote your shares at the adjournment or postponement as well.

How does the Board of Directors recommend that I vote on these proposals?

The Board of Directors recommends that you vote your shares:

1.	"FOR" each of the Board's nominees for director (Proposal 1);

2.	"FOR" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement (Proposal 2); and

3.	"FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2020 (Proposal 3).

Who will bear the cost of this proxy solicitation?

The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, 2019 Transition Report, and any additional solicitation materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock and Preferred Stock for their expenses in forwarding the proxy materials to those beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, who will not receive any additional compensation for solicitation, by mail, email, facsimile, telephone or personal contact.

What is included in the proxy materials?

The proxy materials include:

•	This Proxy Statement for the 2020 Annual Meeting, including a proxy card; and

•	Our 2019 Transition Report.

If I am a stockholder of record, how do I vote?

You may vote by the following methods:

•	By Mail. To vote by mail, you will need to sign, date and return the accompanying proxy card that was sent to you with the proxy materials.

•	By Phone. To vote by phone use a touch-tone telephone and dial 1-866-883-3382. You may only vote your proxy by phone until 11:59 p.m. (CT) on June 2, 2020.

•	By Internet. To vote by internet you may visit www.proxypush.com/frg. You may only vote your proxy by Internet until 11:59 p.m. (CT) on June 2, 2020.

How may I attend the 2020 Annual Meeting?

The 2020 Annual Meeting will be via live webcast on June 3, 2020 at 11:00 a.m. EST. To participate in the online meeting:

•	Go to: https://web.lumiagm.com/222928806

•	Click on “I have a control number” and enter the EQ control number.

•	Enter Meeting Code: FRANCHISEGROUP2020 (case sensitive).

We recommend accessing the Annual Meeting webcast using an up-to-date internet browser such as Chrome, Firefox, Safari, or Edge.

To submit questions in writing during the virtual Annual Meeting, you will need the 11-digit control number located in the upper right corner of your proxy card or notice. If you do not have a control number, please sign in by selecting "General Access," where you can attend as a guest, but you will not be able to ask questions or vote during the meeting.

If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other similar organization), you must contact the broker, bank or other nominee that holds your shares to request an access code and meeting code and, if you would like to vote during the virtual Annual Meeting, a legal proxy giving you the right to vote your shares. To access the Annual Meeting, visit the link provided above, have your access code and meeting code available, and follow the instructions. You may only vote during the Annual Meeting by emailing a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com.

How do I vote before the 2020 Annual Meeting?

You may vote either by mail, phone or you may vote online.

Voting by mail.

To vote on the proposals on the agenda by mail, simply complete the proxy card, sign and date it, and return it in the postage-paid envelope provided. If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other similar organization), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company or to Equiniti Group plc at the address indicated on the proxy card, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote during the meeting if you decide to attend the 2020 Annual Meeting.

Voting by phone.

To vote on the proposals on the agenda by phone, please dial 1-866-883-3382 and follow the instructions provided by the operator. Please note that you may only vote your proxy by phone until 11:59 p.m. (CT) on June 2, 2020.

Voting by internet.

To vote on the proposals on the agenda by internet, please visit www.proxypush.com/frg. Please note that you may only vote your proxy online until 11:59 p.m. (CT) on June 2, 2020.

How do I vote during the 2020 Annual Meeting?

To vote during the Annual Meeting you must vote by phone or internet. The meeting website referenced above will direct you to the voting link to vote online or provide instructions on how to vote on the phone. You will need a control number in order to vote during the Annual Meeting. You may vote during the Annual Meeting until the operator indicates that voting has been cut off.

What does it mean if I receive more than one set of proxy materials for the 2020 Annual Meeting?

It means your shares are held in more than one account. You should vote all of your shares, using the separate proxy card provided with each set of proxy materials.

What is householding?

As permitted by the SEC, only one set of the proxy materials is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of proxy materials. This is known as householding.

The Company will promptly deliver, upon request, a separate copy of the Proxy Statement or the 2019 Transition Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Company's Assistant General Counsel in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Assistant General Counsel, or by email at tiffany.mcwaters@libtax.com.

How may I view the voting results?

The results of voting at the 2020 Annual Meeting will be filed with the SEC within four business days after the 2020 Annual Meeting and will be available on the SEC's website (www.sec.gov) or on our website (www.franchisegrp.com). If the final results are not available at that time, we will provide preliminary voting results in a Current Report on Form 8-K and will provide the final voting results in an amendment to the Current Report on Form 8-K as soon as they are available.

How may I revoke my proxy?

You may change or revoke your proxy at any time before it is voted at the 2020 Annual Meeting. You can send a written notice of revocation of your proxy to the Assistant General Counsel so that it is received before the taking of the vote at the 2020 Annual Meeting. In order to revoke your proxy, you must also notify the Assistant General Counsel of your intent to vote in another acceptable form, e.g., either by mail, by phone or by voting online, and then vote your shares before or during the meeting. If you require assistance in changing or revoking your proxy, please contact the Assistant General Counsel at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Assistant General Counsel or by email at tiffany.mcwaters@libtax.com.

What constitutes a quorum?

Holders of a majority of the voting power represented by the issued and outstanding shares of capital stock of the Company entitled to vote who are present in person or represented by proxy, will constitute a quorum at the 2020 Annual Meeting. A quorum is required to transact business at the 2020 Annual Meeting. A representative of Equiniti Group plc has been appointed by the Company's Board of Directors to act as the inspector of elections. The inspector of elections will tabulate the votes cast by proxy or in person at the 2020 Annual Meeting and will determine whether or not a quorum is present. If a quorum is not present, the 2020 Annual Meeting may be adjourned in order to solicit additional proxies.

How are votes counted?

Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such stockholder. Except for the election of directors and except as otherwise required by law, the Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws (the “Bylaws”), the affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. A plurality of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote with respect to the election of directors shall elect directors.

Election of Directors (Proposal 1)

To be elected as a Director, a nominee must receive a plurality of the voting power of the shares of capital stock present in person or represented by proxy and entitled to vote and, therefore, "withhold votes" will not impact the outcome of the elections.

Advisory and Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers (Proposal 2)

Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers.

Ratification of Independent Registered Public Accounting Firm (Proposal 3)

Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for Fiscal 2020 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the ratification of the Company's independent registered public accounting firm.

Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1.	"FOR" the election of each of the director nominees;

2.	"FOR" the approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;

3.	"FOR" the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for Fiscal 2020; and

4.	In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the meeting.

What are broker non-votes, and how are they counted?

Brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting customers' shares on non-routine matters in the absence of specific instructions from those customers. This is commonly referred to as a "broker non-vote." With respect to the proposals in question, broker non-votes will be counted for quorum purposes but will not be counted as "votes cast" either for or against such proposals.

The election of directors and the advisory approval of the compensation of the Company's named executive officers are considered non-routine matters and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. Because broker non-votes with respect to these matters will not be counted as "votes cast," if your shares are held in street name, it is critical that you vote or provide specific instructions to your broker, bank or similar organization if you want your vote to count.

If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must vote each proxy card by one of the approved methods: either by signing and return each proxy card by mail, voting each proxy card by phone or voting each proxy card online as described above. You also may attend and vote during the meeting.

Is my vote confidential?

Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the 2020 Annual Meeting except:

•	To meet any legal requirements;

•	To assert claims for or defend claims against the Company;

•	To allow authorized individuals to count and certify the results of the stockholder vote;

•	To facilitate a successful proxy solicitation; or

•	To respond to stockholders who have written comments on proxy cards.

What is the Company's internet address?

The Company's internet address is www.franchisegrp.com. The Company's filings with the SEC are available free of charge via the "Financial Information" link at this website (click on the "SEC Filings" heading) and may also be found at the SEC's website at www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide that except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time by a vote of the Board of Directors

By resolution of the Board of Directors, the present size of the Board has been established at seven.  The Bylaws include an advance notice procedure for stockholder approvals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. No nominations were received for the 2020 Annual Meeting, and the seven nominees for the Board of Directors being recommended for election at the 2020 Annual Meeting are being recommended by the Board of Directors, acting upon the recommendation of the Board's Nominating Committee. Each of the seven nominees, if elected, will hold office until the next annual meeting of stockholders and until his successor is elected and qualified. Each of the seven nominees is a current director of the Board. The Board has nominated Matthew Avril, Patrick A. Cozza, Thomas Herskovits, Brian R. Kahn, Andrew M. Laurence, Lawrence Miller, and G. William Minner, Jr. for election as directors of the Company. Each nominee has consented to be named and to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for any substitute nominees.

DIRECTOR NOMINEES

The following table sets forth information regarding our director nominees and designees, as of the date of this Proxy Statement:

Name	Age	Position(s)
Matthew Avril	59	Chairman
Patrick A. Cozza	64	Director
Thomas Herskovits	73	Director
Brian R. Kahn	46	President, CEO and Director
Andrew M. Laurence	45	Executive Vice President and Director
Lawrence Miller	71	Director
G. William Minner, Jr.	66	Director

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

Matthew Avril. Mr. Avril, age 59, has served as a director of the Company since September 2018 and is a self-employed consultant. He was appointed as Chairman of the Board of Directors in March 2020. He is currently a member of the strategic advisory board of Vintage Capital Management, LLC (“Vintage”). Since January 2018, he has been a director of Babcock & Wilcox Enterprises, Inc. (“Babcock & Wilcox”). From November 2016 to March 2017, he served as Chief Executive Officer of Diamond Resorts International, Inc., a company in the hospitality and vacation ownership industries. From July 2014 until June 2016, Mr. Avril was a director of Aaron’s, Inc. From March 2011 to April 2016, Mr. Avril was a director of API Technologies. From February 2015 to March 2016, he was consultant to and Chief Executive Officer-elect for Vistana Signature Experiences, Inc. (“Vistana”), a vacation ownership business. Previously, he served as President, Hotel Group, for Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), an international hotel and leisure company, from August 2008 to July 2012. From 2002 to 2008, he served in a number of executive leadership positions with Starwood, and from 1989 to 1998, held various senior leadership positions with Vistana. Mr. Avril’s management background provides substantial additional expertise to the Board. Mr. Avril is a Certified Public Accountant (inactive status). Mr. Avril received a B.S.(Accounting) from the University of Miami.

Patrick A. Cozza. Mr. Cozza, age 64, has served as a director of the Company since May 2018 and is managing partner of Cozza Enterprises, LLC, a firm that provides strategic consultation and executive coaching services, a position he has held since January 2014. Mr. Cozza also serves as an Executive in Residence and Lecturer, Wealth Management, at the Silberman College of Business, Fairleigh Dickinson University. Mr. Cozza was formerly Chairman and Chief Executive Officer of HSBC Insurance North America, which operated four insurance companies with operations in the United States, Canada, Mexico, India and the United Kingdom, from January 2006 to December 2014. Concurrently, Mr. Cozza served as Senior Executive Vice President, Retail Banking and Wealth Management - North America for HSBC from January 2011 to December 2014, and previously served as Group Executive, Taxpayer Financial Services and North America and Mexico Insurance for HSBC from January 2002 to December 2006. HSBC Holdings plc is one of the world’s largest banking and financial services organizations. Mr. Cozza was also Chief Executive Officer of Taxpayer Financial Services from 2000 to 2002 and held a variety of senior leadership positions, including Chief Financial Officer, Chief Operating Officer and President of the Beneficial Insurance Group subsidiaries of Beneficial Corporation from 1985 to 1998. Mr. Cozza serves on the Boards of Directors of the National Association of Corporate Directors, where he holds the designation of Board Leadership Fellow, Junior Achievement of New Jersey and the Silberman College of Business at Fairleigh Dickinson University. Mr. Cozza provides substantial management, leadership and strategic business experience and expertise to the Board of Directors. Mr. Cozza received a B.S. from Seton Hall University and an M.B.A. from Fairleigh Dickinson University.

Thomas Herskovits. Mr. Herskovits, age 73, served as a director of the Company from October 2015 until November 2017 and was reappointed to serve as a director in March 2018. Since 2014, Mr. Herskovits has been managing director of Feldman Advisors, a middle market investment banking firm based in Chicago, and since 1996, he has managed private investments through Herskovits Enterprises. From 2013 through February 2014, he was CEO of WinView, Inc., a technology company. He served on the Board of Directors of that privately-held company from 2012 to 2015. He previously served as non-operating Chairman of the Board of Directors of Natural Golf Corporation, a golf equipment and instruction company, as President & CEO of Specialty Foods, and as President of Kraft Dairy and Frozen Products. Mr. Herskovits was President of the Breakfast Foods Division of General Foods and spent the first nine years of his career in brand management at The Procter & Gamble Company. Mr. Herskovits’ management, finance and consumer products backgrounds provide substantial additional expertise to the Board. Mr. Herskovits received a B.S. in Architecture and Finance and an M.B.A. in Finance and Marketing from Syracuse University.

Brian R. Kahn. Mr. Kahn, age 46, has served as a director of the Company since September 2018 and as the Company's President and Chief Executive Officer since October 2019. Mr. Kahn founded and has served as the investment manager of Vintage and its predecessor, Kahn Capital Management, LLC, since 1998. Vintage is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Since 2012, Mr. Kahn has served as Chairman of the Board of Directors of Buddy’s, an operator and franchisor of rent-to-own stores under the banners of Buddy’s Home Furnishings, Flexi Compras Corp., and Good-to-Go Wheels and Tires. Since January 2018, Mr. Kahn has been a director of Babcock & Wilcox, a global leader in energy and environmental technologies and services for the power and industrial markets. Previously, Mr. Kahn was the Chairman of the board of directors of API Technologies Corporation from 2011 until 2016 and White Electronic Designs Corporation from 2009 until 2010. Mr. Kahn has also served as a director of Aaron’s, Inc., a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories from 2014 until 2015 and Integral Systems, Inc., a provider of products, systems and services for satellite command and control, telemetry and digital signal processing, data communications, enterprise network management and communications information assurance, from 2011 to 2012. Mr. Kahn brings to the Board extensive management and consumer finance expertise, as well as public company experience. Mr. Kahn received a B.A. from Harvard University.

Andrew M. Laurence. Mr. Laurence, age 45, has served as a director of the Company since September 2018 and its Executive Vice President since October 2019. Mr. Laurence is a partner of Vintage. Mr. Laurence joined Vintage in January 2010 and is responsible for all aspects of its transaction sourcing, due diligence and execution. Mr. Laurence served as Corporate Secretary of API Technologies from January 2011 until February 2016; he also served as Vice President of Finance and Chief Accounting Officer from January 2011 to June 2011. Since January 2015, Mr. Laurence has been a director and member of the audit committee of IEC Electronics Corp., a provider of electronic manufacturing services to advanced technology companies that produce life-saving and mission critical products for the medical, industrial, aerospace and defense sectors. Mr. Laurence is also a director of non-profits Good Sports, Inc. and Beth Israel Deaconess Hospital - Milton. Mr. Laurence’s finance experience provides substantial expertise to the Board. Mr. Laurence received a B.A. from Harvard University.

Lawrence Miller. Mr. Miller, age 71, has served as a director of the Company since May 2018 and is the founder and Vice Chairman of the Board of Directors of StoneMor Partners L.P., an owner and operator of cemeteries and funeral homes in the United States. From April 2004 to May 2017, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of StoneMor Partners L.P. He also served as the Chief Executive Officer and President of Cornerstone Family Services from March 1999 through April 2004. Prior to joining Cornerstone, Mr. Miller was employed by The Loewen Group, Inc. (now known as the Alderwoods Group, Inc.), where he served in various management positions, including Executive Vice President of Operations from January 1997 until June 1998, and President of the Cemetery Division from March of 1995 until December 1996. Prior to joining The Loewen Group, Mr. Miller served as President and Chief Executive Officer of Osiris Holding Corporation, a private consolidator of cemeteries and funeral homes of which Mr. Miller was a one-third owner, from November 1987 until March 1995, when Osiris was sold to The Loewen Group. Mr. Miller served as President and Chief Operating Officer of Morlan International, Inc., one of the first publicly traded cemetery and funeral home consolidators from 1982 until 1987, when Morlan was sold to Service Corporation International. Mr. Miller brings to the Board of Directors extensive operating and managerial expertise, excellent leadership skills and significant experience in advancing growth strategies, including acquisitions and strategic alliances. Mr. Miller received a B.B.A and an M.B.A. in Finance from Temple University.

G. William Minner, Jr. Mr. Minner, age 66, has served as a director of the Company since February 2018. Since 1996, Mr. Minner has served as a contract Chief Financial Officer and consultant with responsibilities for finance and administration to over 25 companies. From June 1991 to December 1995, Mr. Minner served as Chairman, President and Chief Executive Officer of Suburban Federal Savings Bank in Collingdale, Pennsylvania. From December 1988 to May 1991, Mr. Minner served in various positions with Atlantic Financial Savings, F.A., including Senior Vice President - Credit and First Vice President - Loan Workout. Previously, Mr. Minner served as Audit Manager and Controller for the mortgage subsidiary of Magnet Bank, FSB from July 1984 to December 1988. Mr. Minner is a Certified Public Accountant. Mr. Minner has substantial experience in the financial services industry, including banking, lending, risk management, treasury management, financial analysis, SEC reporting, taxation, accounting and commercial real estate development. Mr. Minner qualifies as an audit committee financial expert under SEC rules. Mr. Minner received an M.B.A. and M.S. in Accounting from Marshall University.

COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Risk Committee. The responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. The chart below reflects the current composition of each of the standing committees.

Name of Director	Audit Committee	Compensation Committee	Nominating Committee	Risk Committee
Matthew Avril	X	X
Patrick A. Cozza	X	X(1)	X
Thomas Herskovits			X(1)	X
Brian R. Kahn
Andrew M. Laurence				X
Lawrence Miller		X		X(1)
G. William Minner, Jr.	X(1)		X

(1) Chairperson of Committee

Audit Committee

Our Audit Committee, which met ten times during the Transition Period, provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee assists the Board of Directors in oversight of the independent auditors' qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews and oversees risk management related to financial matters; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our Audit Committee oversees our internal audit function.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that Mr. Minner has been designated the Company’s audit committee financial expert as defined under the applicable rules of the SEC and NASDAQ. The current members of the Audit Committee are listed above. The members of the Audit Committee during the Transition Period were Messrs. Cozza, Laurence, Miller, Minner and Mr. Bryant Riley who voluntarily stepped down from the Company's Board of Directors on March 31, 2020. All of the current members of our Audit Committee are, and all of the members who served on the Audit Committee during the Transition Period were, independent as defined under the applicable rules and regulations of the SEC and NASDAQ. The Board has adopted a written Audit Committee Charter, which is available at the Company's website at www.franchisegrp.com or upon written request to the Assistant General Counsel, Franchise Group, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Compensation Committee

Our Compensation Committee, which met nine times during the Transition Period, adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board of Directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans.

The current members of the Compensation Committee are listed above. The members of the Compensation Committee during the Transition Period were Messrs. Avril, Cozza, Minner, and Mr. Kenneth Young, who voluntarily stepped down from the Company’s Board of Directors on March 31, 2020. All of the current members of our Compensation Committee are, and all of the members who served on the Compensation Committee during the Transition Period were, independent under the applicable rules and regulations of the SEC and NASDAQ, and Section 162(m) of the Internal Revenue Code (the “Code”). The Board has adopted a written Compensation Committee Charter, which is available at the Company's website at www.franchisegrp.com or upon written request to the Assistant General Counsel, Franchise Group, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Nominating Committee

Our Nominating Committee, which met three times during the Transition Period, is responsible for, among other things, making recommendations regarding the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. The Nominating Committee is also responsible for considering candidates nominated by stockholders for election to the Board, evaluating the proposed candidates and making recommendations regarding the candidates to the Board. The Nominating Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders.  While there are no formal procedures for stockholders to submit director candidate recommendations, the Nominating Committee will consider candidates recommended in writing by stockholders entitled to vote in the election of directors. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate's qualifications to serve as a director. All such stockholder recommendations should be submitted to the attention of the Company’s Assistant General Counsel at the Company’s principal office located at Franchise Group, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454 and must be received in a reasonable time prior to the next annual election of directors to be considered by the Nominating Committee. Any director candidate recommended by a stockholder will be reviewed and considered by the Nominating Committee in the same manner as all other director candidates based on the qualifications described in this section. In addition, our Nominating Committee approves our Committee charters, oversees compliance with our code of business conduct and ethics, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the Board self-evaluation process.

In evaluating candidates for election to the Board, the Nominating Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole. In nominating candidates, the Committee takes into consideration the qualifications for directors included in the Board Charter and Corporate Governance Guidelines and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Pursuant to its Charter, the Nominating Committee has the authority to retain consultants or search firms to identify director candidates.

The current members of the Nominating Committee are listed above. The members of the Nominating Committee during the Transition Period were Messrs. Herskovits, Kahn, Miller, and Young. All of the current members of our Nominating Committee are, and all members who served on the Nominating Committee during the Transition Period were, independent under the rules and regulations of NASDAQ. The Board has adopted a written Nominating Committee Charter, which is available at the Company’s website at www.franchisegrp.com or upon written request to the Assistant General Counsel, Franchise Group, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Risk Committee

Our Risk Committee, which met three times during the Transition Period, is responsible for, among other things, risk governance structure, risk management, and review of operational risk assessment guidelines and policies. All of the current members of our Risk Committee are independent under the rules and regulations of NASDAQ. In addition, our Risk Committee oversees the performance of the internal compliance department, evaluates and reports on the adequacy of our system of internal controls and processes governing all aspects of compliance operations. Our Risk Committee is also responsible for assisting the Board of Directors in its oversight and review of information regarding our risk management approach.

Meeting Attendance

During the Transition Period, our Board of Directors held twenty-six meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he was a director, and (2) the total number of meetings held by all committees on which he served during the periods that he served on the committee.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and beneficial owners of more than 10% of our Common Stock, to file with the SEC reports detailing their ownership of our Common Stock and changes in such ownership. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

To the Company's knowledge, there were no late filings of Section 16(a) reports during the Transition Period by our executive officers and directors who served during the Transition Period.

Director Attendance at Annual Meeting of Stockholders

All Board members attended the Company’s Annual Meeting of Stockholders held on September 12, 2019 with the exception of Mr. Riley and Mr. Young. While the Company does not have a formal policy with respect to annual meeting attendance, directors are encouraged to attend all annual meetings of stockholders.

Communications with the Board

Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-employee directors, or to the particular Board member, and mailing the correspondence to the Assistant General Counsel, Franchise Group, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Please indicate on the envelope whether the communication is from a stockholder or other interested party. In addition, our Board members have made and may in the future make themselves available for consultation and direct communication with significant stockholders.

Code of Conduct

All directors, officers and employees of the Company must adhere to the ethical standards as set forth in the Company's Code of Conduct (the "Code of Conduct"), which was amended in July 2018 to address policies and procedures including, but not limited to, conflicts of interests and related party transactions. The fundamental principles outlined in the Code of Conduct serve as a guide for matters, including but not limited to, adhering to ethical standards in day to day activities, engaging in fair dealings and best business practices, complying with state, federal and foreign laws, identifying conflicts of interest, ensuring financial integrity and reporting violations of the Code of Conduct. There are many resources in which potential violations of the Code of Conduct may be reported as well as related concerns or to seek guidance on ethical matters through in-person, email and telephone communications. The Company has established a Code of Conduct Hotline at 800-216-1288 and reports of possible violation can also be made to the Human Resources Officer, the Compliance Department on the Compliance Hotline at 877-472-2110 or by email at www.lighthouse-services.com/libtax.

The Code of Conduct is available upon written request directed to the Assistant General Counsel in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Assistant General Counsel, or by email at tiffany.mcwaters@libtax.com.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee director compensation is reviewed and approved by the Board based on the recommendations of the Compensation Committee of the Board. The Compensation Committee periodically reviews non-employee director compensation in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified directors. In the Transition Period, non-employee directors received the option of an annual retainer of $45,000 or an equal amount of compensation in the form of restricted stock. In addition, for those directors who served on the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee, members received annual retainers of $10,000, $7,500, $5,000 and $5,000, respectively, and the chairpersons received annual retainers of $20,000, $10,000, $7,500 and $7,500, respectively. During the Transition Period, two independent Special Committees were formed in connection with the Company’s acquisition of Buddy’s Home Furnishings in July 2019 and in connection with the Company’s acquisition of 21 Buddy’s Home Furnishings stores in September 2019, each of which were composed of Messrs. Cozza (Chairman), Herskovits, Miller and Minner. For each Special Committee on which he served, each director received $10,000 and the chairperson received a retainer of $15,000. Our committee members are also entitled to receive this cash compensation in the form of restricted stock, if they so elect. For the Transition Period, we also granted each of our non-employee directors stock-based compensation in the form of stock options and restricted stock units (“RSUs”) in a total combined approximate annual value of $65,000. The Chairman of the Board of Directors receives compensation in an amount 50% greater relative to the other non-employee directors in an equal mix of cash and equity.

For Fiscal 2020, non-employee directors will receive an annual retainer of $55,000 or an equal amount of compensation in the form of restricted stock. In addition, those directors who serve as Chairperson of the Audit Committee, Compensation Committee, Nominating Committee and Risk Committee will receive annual retainers of $20,000, $15,000, $10,000 and $10,000, respectively. Our committee members are also entitled to receive this cash compensation in the form of restricted stock, if they so elect. For Fiscal 2020, we also granted each of our non-employee directors stock-based compensation in the form of restricted stock units (“RSUs”) in a total combined approximate annual value of $120,000. The Chairman of the Board of Directors will receive an additional equity retainer equivalent to an approximate annual value of $100,000. In April, the Company announced that the Board of Directors agreed to a temporary reduction of its cash compensation by 50% in response to the impact of the COVID-19 pandemic.

The table below sets forth all compensation paid to our non-employee directors for Transition Period. Information regarding Mr. Kahn and Mr. Laurence's compensation for Transition Period is included under “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (3) (4)	All Other Compensation	Total
Matthew Avril	$38,139	$21,665	$43,334	$—	$103,138
Patrick A. Cozza	72,745	21,665	43,334	—	137,744
Thomas Herskovits	63,899	21,665	43,334	—	128,898
Lawrence Miller	58,139	21,665	43,334	—	123,138
G. William Minner, Jr.	67,188	21,665	43,334	—	132,187
Bryant R. Riley (5)	41,440	21,665	43,334	—	106,439
Kenneth M. Young (5)	37,323	21,665	43,334	—	102,322

(1)
Amounts in this column reflect the grant date fair value of the restricted stock and RSUs granted to each non-employee director under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with FASB Accounting Standards Codification Topic 718 ("ASC Topic 718"), based on the fair market value, as determined by the Board of Directors, of the Company's stock on the effective date of grant. Assumptions used in the calculation of these amounts for the Transition Period are included in Note 10 to the Company's audited financial statements for the Transition Period.

(2)
The value reported in the “Stock Awards” column represents RSUs granted to directors which generally vest and become subject to settlement 12 months after the date of grant. Each RSU represents the right to receive upon settlement of one share of the Company’s Common Stock. The aggregate amount of RSUs outstanding as of December 28, 2019 for each of Avril, Cozza, Herskovits, Miller, Minner, Riley and Young was 12,172 RSUs. For each of the awards, the grant date fair value of these awards is calculated using the closing price of the Company's Common Stock on the date prior to grant.

(3)
Amounts in this column reflect the grant date fair value of the options granted to each director, under the Company's 2019 Omnibus Incentive Plan or 2011 Equity and Cash Incentive Plan calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors of the Company's stock on the date of grant.

(4)	The aggregate number of option awards outstanding as of December 28, 2019 for each of Avril, Cozza, Herskovits, Miller, Minner, Riley and Young was 65,093 options.

(5)	Mr. Riley and Mr. Young voluntarily resigned from the Board of Directors on March 31, 2020.

DIRECTOR INDEPENDENCE AND BOARD STRUCTURE

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based on the review of each director's background, employment and affiliations, including family relationships, the Board of Directors has determined that, except for Mr. Kahn and Mr. Laurence, all of our current directors are “independent” under the applicable rules and regulations of the SEC and NASDAQ. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock.

In March 2020, the Board of Directors appointed Matthew Avril to serve as Chairman of the Board, replacing Andrew Laurence who served as Chairman of Board from September 2018 until March 2020. The Board historically has not designated a “lead independent director,” but the Company’s Board of Directors Charter and Governance Guidelines provide that the Board may, at its election, select an independent director to serve as lead independent director. The Board has determined that it is in the best interest of the Company’s stockholders at this time for the positions of Chairman of the Board and Chief Executive Officer to be separated.

The Risk Committee was established to have oversight responsibility of the Company’s risk governance structure, risk management and to monitor the Company's operational risks. However, the Board of Directors expects the Company’s management to take primary responsibility for identifying material risks the Company faces and communicating them to the Risk Committee and to the Board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the Risk Committee, and integrating risk management into the Company's decision-making processes. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, regulatory and operational risks as well as strategies for addressing and managing these risks. Certain other committees of the Board, such as the Audit and Compensation Committees, manage risks within their area of responsibility. In particular, the Audit Committee monitors financial, credit and liquidity risk issues, and the Compensation Committee monitors the Company's compensation programs so that those programs do not encourage excessive risk-taking by Company employees.

The Board of Directors unanimously recommends that you vote "FOR" the election to the Board of Directors each of the seven nominees identified above as "Director Nominees."

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers:

Name	Age	Position(s)
Brian R. Kahn	46	President and Chief Executive Officer
Eric F. Seeton	48	Chief Financial Officer
Andrew M. Laurence	45	Executive Vice President
Andrew F. Kaminsky	51	Executive Vice President and Chief Administrative Officer

Brian R. Kahn. Mr. Kahn has served as the Company's President and Chief Executive Officer since October 2, 2019. Mr. Kahn currently serves as a director on the Company's Board. Additional information about Mr. Kahn’s business experience is disclosed under the Qualifications and Experience of Director Nominees section in this Proxy Statement.

Eric F. Seeton. Mr. Seeton has served as the Company's Chief Financial Officer since October 28, 2019. From September 2015 until October 2019, Mr. Seeton served as the Senior Vice President and Chief Financial Officer of API Technologies Corporation, a developer of radio frequency and microwave, power and securities applications. Prior to API Technologies Corporation, Mr. Seeton served as the Business Unit Finance Director for the radio frequency and microwave business unit from July 2014 until September 2015 at Analog Devices, Inc. and as the Director of Corporate Finance for Hittite Microwave Corp. from July 2011 until its acquisition by Analog Devices, Inc. in July 2014. Mr. Seeton is a Certified Public Accountant (inactive status) and holds a Bachelor of Science degree in Accounting from Bentley College (now Bentley University) and an M.B.A. from Cornell University.

Andrew M. Laurence. Mr. Laurence has served as the Company's Executive Vice President since October 2, 2019. Mr. Laurence currently serves as a director on the Company's Board. Additional information about Mr. Laurence’s business experience is disclosed under the Qualifications and Experience of Director Nominees section in this Proxy Statement.

Andrew F. Kaminsky. Mr. Kaminsky has served as the Company's Executive Vice President and Chief Administrative Officer since October 2, 2019. Prior to joining the Company, Mr. Kaminsky held various executive and operating positions with Viavi Solutions Inc., Cobham plc and Aeroflex Holding Corp. From April 2018 through June 2019, Mr. Kaminsky was an Executive Consultant in Strategic Initiatives to the CEO of Viavi Solutions Inc., focusing on mergers and acquisitions, their subsequent integration and driving operational efficiencies across the company. From September 2014 through April 2018, Mr. Kaminsky held various roles with Cobham plc, most recently as the Senior Vice President of Strategic Initiatives. From March 2010 through its sale to Cobham plc in September 2014, Mr. Kaminsky was a Senior Vice President and Head of Corporate Development, Investor Relations and Human Resources for Aeroflex Holding Corp. Prior to his corporate roles, Mr. Kaminsky spent over 15 years as an investment banker, including as a Managing Director at Oppenheimer & Co. Inc. and CIBC. In 2001, Mr. Kaminsky co-founded and presently serves as the Chairman and Executive Director of the Greg Richards, Larry Polatsch and Scott Weingard Memorial Fund, a 9/11 not-for-profit charity. Mr. Kaminsky holds a Bachelor’s degree from the University of Michigan and a M.B.A. in Finance and Management from the Stern School of Business at New York University.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis for the Transition Period (the “CD&A”) discusses the compensation for our “named executive officers” set forth in detail in the Transition Period Summary Compensation Table and the other tables and accompanying footnotes that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in the Transition Period for our named executive officers.

Our named executive officers during the Transition Period consisted of the following individuals:

Name	Position(s)
Brian R. Kahn	President and Chief Executive Officer
Andrew M. Laurence	Executive Vice President
Andrew F. Kaminsky	Executive Vice President and Chief Administrative Officer
Nicole Ossenfort (1)	Former President and Chief Executive Officer
M. Brent Turner (2)	Former Interim President and Chief Executive Officer

(1)	Ms. Ossenfort left the Company in June 2019.

(2)
Mr. Turner was appointed as Interim President and Chief Executive Officer in June 2019 and was replaced as the Company's President and Chief Executive Officer in October 2019 by Brian R. Kahn. He was then appointed as the President and Chief Executive Officer of Franchise Group Intermediate L1, LLC, the Company’s subsidiary and parent of Liberty Tax Service.

Impact of the COVID-19 Pandemic on Compensation

As a result of the business and market volatility, the uncertainty caused by the global outbreak of the COVID-19 pandemic, the Company has temporarily reduced the base salary for Mr. Kahn by 50% and the base salary for the Company's other executive officers, including its Chief Financial Officer, by 30% - 40%.

The Company has also announced several other additional cost-saving measures to mitigate the operating and financial impact of the COVID-19 pandemic, including approaching landlords to seek rent deferrals and abatements, furloughing employees, suspending all non-essential capital expenditures, dramatically reducing non-committed or contractual marketing activities and delaying  non-essential projects and programs.

The below CD&A provides an overview of our business performance for the Transition Period, highlights the key components and structure of our executive compensation program, discusses the principles underlying our compensation policies and procedures and addresses other matters we believe explain and demonstrate our performance-based compensation philosophy. Because it describes our executive compensation program for the Transition Period, in most cases, this CD&A does not address the impact of COVID-19 pandemic on the global economy, our business and financial results or our executive compensation for Fiscal 2020.

Compensation Overview and Objectives

We strive to establish compensation practices that attract, retain and reward our senior management, and strengthen the mutuality of interests between our senior management and our stockholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our senior management with the creation of stockholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of senior management compensation with stockholder value creation primarily by providing a substantial portion of each executive's total annual compensation through annual performance bonuses and grants of long-term equity compensation. For the Transition Period, the Compensation Committee tied the level of potential bonus payments for each of the named executive officers solely to Company-wide financial performance objectives.

Determination of Compensation

Our Compensation Committee is responsible for determining our compensation and benefit plans generally and has established and reviewed all compensatory plans and arrangements with respect to our named executive officers. The Compensation Committee meets not less than four times annually to specifically review and determine adjustments, if any, to all elements of compensation, including base salary, annual bonus compensation and long-term equity awards. The Compensation Committee annually evaluates the achievement of performance goals for the prior fiscal year and sets new performance goals for the current fiscal year. The Compensation Committee also meets additionally as needed to discuss compensation-related matters as they arise during the year. The Compensation Committee is also responsible for reviewing and approving total compensation packages for new executive officers, as well as severance payments for departing executive officers.

In addition, with respect to the compensation of our named executive officers, other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of our Chief Executive Officer. Our Chief Executive Officer reviews each other named executive officer’s overall performance and contribution to the Company at the end of each fiscal year and makes recommendations regarding their compensation to the Compensation Committee. Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee. Our Chief Executive Officer, former Chief Executive Officer and former Interim Chief Executive Officer did not participate in any formal discussion with the Compensation Committee regarding his or her compensation.

The Compensation Committee does not generally rely on formulaic guidelines for determining the mix or levels of cash and equity-based compensation, but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. Subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

Independent Compensation Consultant

In September 2019, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to provide a complete market analysis and assessment of the competitiveness of the Company’s executive compensation program. As part of its engagement, Pearl Meyer assisted the Compensation Committee in reviewing market data regarding salary, annual cash incentive award targets, and equity-based and other long-term incentive compensation awards to assess the competitiveness of the compensation of our executives. In connection with the analysis of equity-based and other long-term incentive compensation for our executives, Pearl Meyer provided market data for performance-based restricted stock unit plans using relative total shareholder return as the performance measure. The peer group selected by the Compensation Committee, in consultation with Pearl Meyer, for purposes of evaluating a performance-based restricted stock unit plan, consisted of thirty-one publicly-traded companies chosen because of their comparable revenues and/or market capitalization, status and size as franchisors, and/or their participation in our industry or similar industries1.

In connection with the September 2019 compensation study by Pearl Meyer, the Compensation Committee approved, and the Company entered into employment agreements with Messrs. Kahn, Laurence and Kaminsky. Those agreements, along with the agreements for the other named executive officers are further described in “Individual Compensation Arrangements with Named Executive Officers.”

2019 Say-on-Pay

The Compensation Committee values the input of our stockholders regarding the design and effectiveness of our executive compensation program. At the 2019 annual meeting of stockholders, the Company asked its stockholders to vote to approve, on an advisory basis, the Company’s executive compensation. Although the advisory stockholder vote on executive compensation was non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other executive officers. Approximately 99.9% of the stockholders who voted on the “say-on-pay” proposal at the 2019 annual meeting of stockholders approved the compensation of our named executive officers, while approximately 0.1% voted against the proposal. In light of such strong support, the Compensation Committee determined that no significant additional changes were needed to the executive compensation program for Fiscal 2020. Nonetheless, because market practice and our business needs continue to evolve, the Compensation Committee continually evaluates our compensation program and makes changes when warranted.

Components of Compensation for the Transition Period

For the Transition Period, the compensation provided to our named executive officers consisted of base salary, annual bonus, long-term equity-based compensation, performance-based equity incentives, retirement benefits and other benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced and provides us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for creation of stockholder value.

1The thirty-one peer group companies are: 1-800-FLOWERS.COM, Inc., Aaron's, Inc., At Home Group Inc., Best Buy Co., Inc., Big Lots, Inc., Carriage Services, Inc., CBIZ, Inc., Conn's, Inc., Denny's Corporation, Dine Brands Global, Inc., Domino's Pizza, Inc., Dunkin' Brands Group, Inc., EZCORP, Inc., FirstCash, Inc., GNC Holdings, Inc., H&R Block, Inc., Jack in the Box Inc., MTY Food Group Inc., Ollie's Bargain Outlet Holdings, Inc., OneMain Holdings, Inc., Papa John's International, Inc., RE/MAX Holdings, Inc., Realogy Holdings Corp., Regional Management Corp., Regis Corporation, Rent-A-Center, Inc., Resources Connection, Inc., Ruth's Hospitality Group, Inc., Strategic Education, Inc., The Wendy's Company, and World Acceptance Corporation.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary amounts are established at the time of each named executive officer's initial employment with the Company, but are subject to upward adjustment by the Compensation Committee after its consideration of, among other factors, the scope of the executive's responsibilities, individual performance for the prior year, the mix of fixed compensation to overall compensation and consistency with what the Compensation Committee considers to be the market standard for compensation paid to similarly-situated executives at other companies.

Annual Bonuses

The Company has an annual performance bonus plan (a short-term cash incentive bonus plan with annual financial, and in some cases, individual performance goals), through which we provide for cash bonus awards to certain of our senior employees, including all of our named executive officers. Annual bonuses are intended to compensate executives for achieving annual company-wide financial goals and, in some instances, individual performance goals. Under our bonus plan, our Compensation Committee establishes a target bonus amount (expressed as a percentage of base salary) for each of our executives that would become payable upon the achievement of our corporate performance metrics, subject to the Compensation Committee discretion. Our Compensation Committee also had the discretion to award an additional bonus to the extent that the Company exceeded the target performance metrics.

Long-term equity compensation

2019 Omnibus Plan

On November 10, 2019, in consideration of the benefits of long-term equity incentive awards and upon the recommendation of our Compensation Committee, our Board of Directors adopted 2019 Omnibus Incentive Plan (also referred to in this Proxy Statement as the “2019 Omnibus Plan” or the “2019 Plan”). The 2019 Plan, which reserved 5,000,000 shares of Common Stock for issuance, was subsequently approved by our stockholders by written consent on December 4, 2019. Simultaneously with stockholder approval of the 2019 Plan, the Company’s prior equity incentive compensation plan, the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (the “2011 Plan”), was terminated. No new awards will be granted under the 2011 Plan, although awards previously granted under the 2011 Plan and still outstanding will continue to be subject to all terms and conditions of the 2011 Plan.

We consider the 2019 Plan to be an important element of our compensation programs with two complementary goals of (1) attracting and retaining outstanding individuals to serve as officers, directors, employees and consultants to our Company and (2) to increasing stockholder value by providing a direct link between stockholder value and executive compensation by offering the opportunity to acquire shares of Common Stock, receive monetary payments based on the values of such Common Stock or receive other incentive compensation.

Key features of the 2019 Plan include:

•	All stock options, stock appreciation rights and other purchase rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.

•
The maximum number of shares of our Common Stock remaining available for future issuance under the 2019 Plan is 4,398,334 (as of December 28, 2019). The maximum number of shares of our Common Stock that may be issued under the 2019 Plan may be issued under any type of award, including incentive stock options.

•	The 2019 Plan does not include any reload or “evergreen” share replenishment features.

•	Without stockholder approval, we may not reprice awards or repurchase awards that are subject to forfeiture or have not yet vested.

•	Any material amendments to the 2019 Plan require stockholder approval.

•	The 2019 Plan is administered by our Compensation Committee.

In determining the actual number of restricted stock units and performance-based restricted stock units ("PRSUs") awarded to our named executive officers, the Board of Directors considered our past grant practices and the market analysis provided by Pearl Meyer and determined awards that were consistent with our overall compensation objectives. Those objectives include providing a substantial portion of named executive officer compensation in the form of long-term equity-based compensation and aligning our named executive officers' interests with those of our stockholders. Each PRSU granted represented a contingent right to receive one share of the Company's Common Stock. The resulting number of shares acquired upon vesting of the PRSU will be measured as the absolute total share return of the price of Common Stock over a three-year performance period commencing on September 30, 2019 and ending on September 30, 2022 (the "Performance Period"). The Company's total share return over the Performance Period will be measured against the peer group selected by the Compensation Committee. Vesting of the target level PRSUs will accelerate upon death or disability in an amount equal to the proportion of days in the Performance Period worked. Vesting of the target PRSUs may also accelerate in certain circumstances if there is a change in control of the Company during the Performance Period.

The Company has entered into compensation arrangements with the named executive officers, which are described in more detail below under the heading “Individual Compensation Arrangements with Named Executive Officers.”

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about our outstanding stock grants and remaining shares available as of December 28, 2019 under the 2019 Omnibus Plan and 2011 Equity and Cash Incentive Plan:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	665,491	$11.15	4,398,334
Equity compensation plans not approved by security holders	—	—	—
Total	665,491	$11.15	4,398,334

Retirement Benefits

Each of our named executive officers have the opportunity to participate in our 401(k) plan on the same basis as our other employees. We believe that the 401(k) plan provides an opportunity for our named executive officers to plan for and meet their retirement savings needs. This plan is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) plan, participants may elect to make pre-tax savings deferrals of up to 86% of their compensation each calendar year, subject to annual limits on such deferrals (e.g., $18,500 and $19,000 in the 2018 and 2019 calendar years) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions ($6,000 in both the 2018 and 2019 calendar years) imposed by the Code.

We may, in our discretion on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. Historically, we have matched 50% of the amount contributed by a participant, up to 3% of the participant's bi-weekly compensation subject to applicable limits pursuant to Section 401(a)(17) of the Code. Mr. Kahn, Mr. Laurence and Mr. Kaminsky did not participate in our 401(k) plan during the Transition Period. Mr. Turner and Ms. Ossenfort participated in our 401(k) plan and received matching contributions.

Perquisites and Other Benefits

In the Transition Period, our named executive officers were eligible to receive the same benefits, including life and health benefits, which were available to all employees.

Section 162(m)

The Compensation Committee has considered Section 162(m) of the Code when setting performance goals for our named executive officers. Section 162(m) of the Code generally set a limit of $1 million on the amount of compensation that we could deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. The Compensation Committee has considered Section 162(m)’s conditions for deductibility when structuring compensation arrangements for our executive officers, including our named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that we would not be able to deduct a portion of executive compensation.

Section 162(m) was amended on December 22, 2017 by the Tax Cuts and Jobs Act. Under the Tax Cuts and Jobs Act, Section 162(m) will now apply to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other employee for the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. In addition, the exception under Section 162(m) for performance-based compensation will no longer be available for compensation paid by the Company in taxable years beginning after December 31, 2017, except for certain grandfathered performance-based compensation.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, the Compensation Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a material risk to us. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of our overall compensation program, taken as a whole, do not encourage undesired or unintentional risk taking of a material nature. This conclusion is based on, among other factors, the level of base salaries paid by us, the balance of short-term and long-term incentive compensation, and the establishment of goals and thresholds in compensation plans and awards that are believed to be aggressive, but achievable. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Stock Ownership Guidelines

In April 2020, the Board approved stock ownership guidelines that apply to all of our directors and executive officers. We believe our guidelines further align management’s and stockholders’ interests and we based the guidelines on practices at comparable companies.

Stock ownership guidelines for the Company’s executive officers are determined as a multiple of the annual cash retainer for non-employee directors in effect at the end of the Company’s most recent fiscal year, calculated using the closing price of the Company’s common stock on the last business day of the Company’s most recent fiscal year as follows:

Position	Multiple of Annual Base Salary
CEO	5x
EVP	3x
SVP	2x

Stock ownership guidelines for the Company’s non-employee directors are determined as a multiple of the annual cash retainer for non-employee directors in effect at the end of the Company’s most recent fiscal year, calculated using the closing price of the Company’s common stock on the last business day of the Company’s most recent fiscal year as follows:

Position	Multiple of Annual Cash Retainer
Non-Employee Director	5x
The Compensation Committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (1) shares owned individually by the executive officer or director and by his or her immediate family members residing in the same household, (2) shares held in trust for the benefit of the executive officer or director or his or her family and (3) unvested restricted shares or restricted stock units granted under 2019 Omnibus Incentive Plan (or any successor plan).

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The Compensation Committee reviews each participant’s compliance (or progress towards compliance) with the guidelines annually. In its discretion, the Compensation Committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

Anti-Hedging and Anti-Pledging Policy and Trading Restrictions

Our insider trading policy limits the timing and types of transactions in our securities by our directors, officers and other employees. These persons are permitted to trade in our securities only during window periods (as defined in our Insider Trading Policy) and, in some cases, only after they have pre-cleared transactions with our Compliance Officer. In addition, the policy provides that none of our directors, officers or other employees may engage in the following transactions:

•	trading in Company stock on a short-term basis;

•	trading in Company stock on margin;

•	short-selling Company stock;

•
entering into transactions designed to hedge the risks and benefits of ownership of Company securities, including the purchase and/or sale of derivatives, as well as any other transaction that is designed to hedge or offset, or that has the effect of hedging or offsetting, any change in the value of Company securities; or

•	pledging Company securities as collateral for a loan.

Clawback Policy

In April 2020, the Board approved a clawback policy because it believes that it is in the best interests of the Company and its stockholders to reinforce the Company’s “pay-for-performance” philosophy and as such, the Company has a policy whereby we will, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; (2) our Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; (3) the amount of the performance-based compensation that would have been received by the executive officer, had the financial results been properly reported, would have been lower than the amount actually received;

and (4) the Board determines, in its sole discretion, that it is in the best interests of the Company and its stockholders for the executive officer to repay or forfeit all or any portion of the performance-based compensation. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

EMPLOYMENT/SEVERANCE, NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

We are parties to employment agreements with each of the Company's named executive officers, the material terms of which are described below.  Except as otherwise provided, the agreements are automatically renewed for successive one-year terms, unless the Company or the named executive officer gives the other written notice of non-renewal at least 90 days prior to the expiration of the term. These employment agreements entitle the named executive officers to severance benefits upon certain qualifying terminations of their respective employment. The following descriptions are summaries of these agreements and are qualified by reference to the full text of the employment agreements which are filed as exhibits to certain of the Company's SEC filings.

Employment Agreements with Messrs. Kahn (President and Chief Executive Officer), Laurence (Executive Vice President) and Kaminsky (Executive Vice President and Chief Administrative Officer)

Following the Compensation Committee’s review of the findings of Pearl Meyer, on October 2, 2019, the Company entered into employment agreements with Messrs. Kahn, Laurence, and Kaminsky for an initial three-year term. The terms of the employment agreements are substantially similar to each other, except as described below.

Mr. Kahn's employment agreement entitles him to an annual base salary of $900,000, subject to review for potential increases at least once per year by the Board, and an initial grant of 200,000 PRSUs. Messrs. Laurence and Kaminsky’s employment agreements entitle each of them to an annual base salary of $500,000, subject to review for potential increases at least once per year by the Board. In addition, Mr. Laurence received an initial grant of 110,000 PRSUs and 60,000 restricted stock units ("RSUs") and Mr. Kaminsky received an initial grant of 70,000 PRSUs and 55,000 RSUs. The PRSU and RSU awards are subject to the terms and conditions set forth in the applicable plan and award agreements.

Under the terms of the employment agreements, Messrs. Kahn, Laurence and Kaminsky are eligible to participate in annual cash incentive plans and programs of the Company that are generally provided to senior executives pursuant to such terms and conditions as the Board may prescribe from time to time; provided that, for Messrs. Kahn, Laurence, and Kaminsky, the cash incentive plan will provide them the opportunity to earn a payout of (A) at least 50% of the target payout amount if the threshold annual performance goals established by the Board are achieved, (B) at least 100% of their base salary if the target annual performance goals established by the Board are achieved, and (C) at least 150% of the target payout amount if the maximum annual performance goals established by the Board are achieved.

Finally, Messrs. Kahn, Laurence and Kaminsky receive certain standard employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in each of their respective employment agreement.

Employment Agreement with M. Brent Turner, (former Interim President and Chief Executive Officer)

On June 9, 2019, Mr. Turner was appointed as the Company's Interim President and Chief Executive Officer. In connection with his appointment, Mr. Turner entered into an employment agreement with the Company on a month-to-month basis, commencing on June 9, 2019, and continuing on the first day of each successive month, unless Mr. Turner or the Company provided written notice at least 15 calendar days prior to the end of the applicable month to the other of his or its intention not to renew the employment. Under the employment agreement, Mr. Turner was entitled to a monthly base salary of $41,667.

Finally, Mr. Turner received certain standard employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in his employment agreement.

On October 2, 2019, in connection with the appointment of Mr. Kahn as the Company's President and Chief Executive Officer, Mr. Turner was appointed as President and Chief Executive Officer of Franchise Group Intermediate L1, LLC, the Company’s subsidiary and parent of Liberty Tax Service.

Employment Agreement with Nicole Ossenfort, (former President and Chief Executive Officer)

On February 19, 2018, Ms. Ossenfort was appointed as the Company’s President and Chief Executive Officer. At the time of Ms. Ossenfort’s appointment, the Compensation Committee had not determined the compensatory arrangements for Ms. Ossenfort. However, on March 16, 2018, the Compensation Committee approved an interim annual base salary for Ms. Ossenfort in the amount of $400,000 for services provided on and after February 19, 2018 while the Compensation Committee continued its evaluation and review of the Pearl Meyer market analysis and assessment of the overall competitiveness of the Company’s executive compensation program.

Following the Compensation Committee’s review of the findings of Pearl Meyer, on June 1, 2018, the Company entered into an employment agreement with Ms. Ossenfort. Under Ms. Ossenfort’s employment agreement, she was entitled to an annual base salary of $450,000. Ms. Ossenfort also received a one-time signing bonus consisting of the following components: (i) $225,000 payable in cash, (ii)

RSUs valued at $325,000 as of the date of grant which were to vest in three equal installments over a three-year period, and (iii) stock options valued at $325,000 as of the date of grant which were to vest in three equal installments over a three-year period. Ms. Ossenfort also received $75,000 in relocation bonus and was entitled to a housing stipend of $2,000 per month for the period of February 2018 through April 2019. Additionally, pursuant to her employment agreement, Ms. Ossenfort was entitled to an annual bonus with a target maximum of 80% of her base salary as of the last day of the previous fiscal year, if, as and when annual bonuses payable to other executive officers of the Company are paid.

The RSU awards and stock option awards, as described above, are subject to the terms and conditions set forth in the applicable plan and award agreements.

Finally, Ms. Ossenfort received certain standard employee and executive benefits, perquisites, reimbursement of expenses and vacation consistent with the benefits provided to executive officers and as otherwise set forth in her employment agreement.

Ms. Ossenfort left the Company on June 9, 2019. Ms. Ossenfort received certain amounts pursuant to the terms of her employment agreement, which is described under Actual and Potential Payments Upon Termination of Employment or Change of Control.

SUMMARY COMPENSATION TABLE

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the Transition Period and the fiscal year ended April 30, 2019 ("Fiscal 2019"). The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees.

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Brian R. Kahn, President and Chief Executive Officer	Transition Period	$183,462	$—	$2,876,000	$—	$—	$90,270	$3,149,732
	2019	$—	$—	$—	$—	$—	$—	$—
Andrew M. Laurence, Executive Vice President	Transition Period	$101,923	$—	$2,444,600	$—	$—	$130,532	$2,677,055
	2019	$—	$—	$—	$—	$—	$—	$—
Andrew F. Kaminsky, Executive Vice President and Chief Administrative Officer	Transition Period	$101,923	$—	$1,797,500	$—	$—	$—	$1,899,423
	2019	$—	$—	$—	$—	$—	$—	$—
Nicole Ossenfort, former President and Chief Executive Officer (5)	Transition Period	$62,308	$—	$—	$—	$—	$489,110	$551,418
	2019	$444,231	$225,000	$325,000	$325,000	$—	$120,174	$1,439,405
M. Brent Turner, former Interim President and Chief Executive Officer (6)	Transition Period	$260,771	$—	$—	$—	$—	$1,165	$261,936
	2019	$—	$—	$—	$—	$—	$—	$—

(1)
Amounts in this column reflect the grant date fair value of stock awards granted to each named executive officer under the Company’s 2019 Omnibus Plan or 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value as determined by the Board of Directors, of the Company's stock on the date of the grant. Assumptions used in the calculation of these amounts are included in Note 12 to the Company's audited financial statements for the Transition Period, included in our 2019 Transition Report.

(2)
Amounts in this column reflect the grant date fair value of the options granted to each named executive officer under the Company's 2019 Omnibus Plan or 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors, of the Company’s stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 12 to the Company's audited financial statements of the Transition Period, included in our 2019 Transition Report.

(3)	Amounts in this column were paid under the Company's annual cash bonus plans. No bonuses were paid in the Transition Period or Fiscal 2019.

(4)
For Ms. Ossenfort and Mr. Turner, these amounts reflect the Company’s matching contributions under its 401(k) plan. The Transition Period amount for Ms. Ossenfort includes a severance payment of $487,500. The Transition Period amounts for Mr. Kahn and Mr. Laurence of $90,270 and $130,532, respectively, represent compensation received for their service as directors on the Company's Board of Directors.

(5)	Ms. Ossenfort left the Company in June 2019.

(6)
Mr. Turner was appointed as Interim President and Chief Executive Officer in June 2019 and was replaced by Mr. Kahn in October 2019. He then was appointed as the President and Chief Executive Officer of Franchise Group Intermediate L1, LLC, the Company's subsidiary and parent of Liberty Tax Service.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table sets forth information regarding outstanding stock awards held by our named executive officers at December 28, 2019. All grants noted below were made under the 2019 Omnibus Plan and 2011 Equity and Cash Incentive Plan.

		Number of Securities Underlying Unexercised Options (#) (1)				Unvested Stock Awards
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Number (#)	Market Value ($) (2)
Brian R. Kahn	12/13/2018	13,889	—	$12.01	12/13/2023
	9/12/2019	—	9,299	$11.93	9/12/2024
						322,784	$7,788,778
Andrew M. Laurence	12/13/2018	20,833	—	$12.01	12/18/2023
	9/12/2019	—	13,948	$11.93	9/12/2024
						213,046	$5,140,800
Andrew F. Kaminsky		—	—	$—		165,322	$3,989,220
Nicole Ossenfort		—	—	$—		—	$—
M. Brent Turner		—	—	$—		—	$—

(1)	Options vest one year from their issuance with the expiration date for such options being five years after the date that they vested.

(2)
Amounts reflect the number of RSUs and PRSUs that have not vested multiplied by the market value of $24.13 per share, which was the closing market price of the Company's Common Stock on December 27, 2019, the last business day of the Transition Period.

ACTUAL AND POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

The employment agreements we entered into with each of the named executive officers during the Transition Period entitle them to certain payments under their respective employment agreements upon certain qualifying terminations. In addition, the employment agreements with Messrs. Kahn, Laurence and Kaminsky entitle them to certain payments as a result of a change of control.

Under the employment agreements with Messrs. Kahn, Laurence and Kaminsky, the named executive is entitled to certain payments as follows:

If their respective employment agreement is terminated for any reason, he will be entitled to receive: (i) base salary; (ii) reimbursement of reasonable and necessary expenses; (iii) any and all other cash earned and deferred through any deferred compensation plan then in effect; and (iv) all other payments and benefits to which he is entitled on the termination date under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on the termination (collectively, the "Accrued Benefits").

Subject to the execution of a form release by Messrs. Kahn, Laurence and Kaminsky, the named executive, if during the employment term of his respective employment agreement is terminated by the Company without Cause or he resigns for Good Reason, will be entitled to (i) his “Severance Payment,” as described further below; (ii) a lump sum amount equal to the product of (A) the annual cash incentive award in which the termination date occurs based on the actual performance for such fiscal year had the executive’s employment not terminated by (B) a fraction, the numerator of which is the number of days that have elapsed during the annual performance period through the termination date and the denominator of which is 365; and (iii) group health and dental benefits for up to 18 months. The “Severance Payment” will be a payment of one times the sum of (i) the executive’s base salary and (ii) a pro-rata Target Bonus (as defined in each of their respective employment agreements), calculated by multiplying the Target Bonus times a fraction, the numerator of which is the number of days that have elapsed during the fiscal year of the termination date and the denominator is 365; provided that if the termination occurs on or within the one-year period following a Change of Control (as defined in each of their respective employment agreements), then for Messrs. Kahn, Laurence, and Kaminsky, the payment will be two times the sum of the executive’s (i) base salary and (ii) Target Bonus. The Severance Payment will be paid in equal installments over a 12-month period; however, if the executive’s termination occurs on or within the one-year period following a Change of Control, then the Severance Payments for Messrs. Kahn, Laurence, and Kaminsky will be paid in equal installments over a 24-month period.

If Messrs. Kahn, Laurence or Kaminsky's employment is terminated as a result of his death or Disability (other than as a consequence of Employment-Related Death or Disability), he is entitled to his Accrued Benefits.

Severance Payments Upon Termination

M. Brent Turner. On October 2, 2019, the Board appointed Mr. Kahn as the Company's President and Chief Executive Officer. In connection with that appointment, Mr. Turner was appointed as President and Chief Executive Officer and of Franchise Group Intermediate L1, LLC, the Company’s subsidiary and parent of Liberty Tax Service. Mr. Turner entered into a new employment agreement with the Company, thereby forfeiting any severance rights he would have been entitled to under his prior employment agreement.

Nicole Ossenfort.     On June 9, 2019, Ms. Ossenfort provided notice of her resignation, effective on June 9, 2019. Under the terms of a release agreement entered into between Ms. Ossenfort and the Company, Ms. Ossenfort received a cash payment of $487,500 and her RSU and stock option grants with a value of $216,669 and $216,668, respectively, vested immediately. In addition, Ms. Ossenfort will receive 12 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $19,538, unless Ms. Ossenfort becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer. The separation and release agreement satisfied all obligations under Ms. Ossenfort’s employment agreement.

AUDIT COMMITTEE REPORT

The Company's management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company's disclosure controls and procedures and internal control over financial reporting. The Company's independent registered accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to U.S. generally accepted accounting principles (GAAP). The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with management, including the Company's internal auditor and others in the Company, and the Company's independent registered public accounting firm to review and oversee matters relating to the Company's financial statements, internal audit activities, disclosure controls and procedures, and internal control over financial reporting and non-audit services provided by the independent accountants. In addition, the Audit Committee oversaw effective compliance with the SEC's mandatory rotation requirements for certain members of the engagement team of the Company's independent registered public accounting firm during the Transition Period, and, as discussed further below, pre-approved all audit and non-audit services and fees paid to such firm.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP ("Deloitte"), the Company's independent registered public accounting firm, the Company's audited financial statements for the Transition Period. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence, has discussed with Deloitte its independence from the Company and the Company's management, oversaw effective compliance with the five-year mandatory rotation of certain members of the engagement team of Deloitte, and has considered whether Deloitte's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's Transition Report on Form 10-K/T for the transition period ended December 28, 2019.

Members of the Audit Committee

G. William Minner, Jr. (Chair)
Mathew Avril
Patrick A. Cozza

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 10, 2020, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of April 10, 2020. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown that they beneficially own.

Our calculation of the percentage of beneficial ownership is based on approximately 35,148,659 shares of Common Stock outstanding as of April 10, 2020.

Shares of Common Stock subject to stock options currently exercisable, or exercisable within 60 days of April 10, 2020, and RSUs for which shares are issuable within 60 days of April 10, 2020, are deemed to be outstanding for computing the percentage ownership of the person holding those securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Franchise Group, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

	Shares of Common Stock Beneficially Owned
	Number	Voting Percent
5% Stockholders:
B. Riley Financial, Inc. (1)	4,622,462	13.2%
Nantahala Capital Management, LLC (2)	1,910,247	5.4%
Vintage Capital Management, LLC (3)	15,955,635	45.4%

Named Executive Officers and Directors:
Matthew Avril	91,162	*
Patrick A. Cozza	15,693	*
Thomas Herskovits	18,364	*
Brian R. Kahn (4)	15,970,897	45.4%
Andrew F. Kaminsky	10,000	*
Andrew M. Laurence (5)	22,657	*
Lawrence Miller	15,693	*
G. William Minner, Jr.	15,693	*
Nicole Ossenfort (6)	—	*
M. Brent Turner (7)	—	*
All executive officers and directors as a group (9 persons) (8)	16,160,159	46.0%

The shares of Common Stock listed in the table above are rounded up to the nearest whole share.

*	Represents beneficial ownership of less than 1%.

(1)
Based on the Form 4 filed by B. Riley Financial, Inc., BRC Partners Opportunity Fund, LP, B. Riley Capital Management, LLC, BRC Partners Management GP, LLC, B. Riley FBR, Inc., Dialectic Antithesis Partners, LP, and BR Dialectic Capital Management, LLC. (collectively, “B. Riley”) on April 1, 2020, including notice that each of the filing persons may be deemed to beneficially own the securities owned by the other Filing Persons. The address for B. Riley is 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367.

(2)
Based on the Schedule 13G filed by Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack (collectively, “Nantahala”) on January 10, 2020, including notice that it has sole voting and investment power with respect to these shares of Common Stock. The address for Nantahala is 19 Old Kings Highway S, Suite 200, Darien, Connecticut 06820.

(3)
Based on the Form 4 filed by filed by Vintage Capital Management, LLC, Kahn Capital Management, LLC and Brian R. Kahn (collectively, the “Vintage Persons”) on April 1, 2020, including notice that the Vintage Persons beneficially own these shares of Common stock. The address for Vintage is 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819. The Vintage Persons disclaim beneficial ownership of these shares and units for all purposes.

(4)
Mr. Kahn serves as the founder and investment manager of Vintage and disclaims beneficial ownership of these shares. Includes 1,000,000 shares that are owned by Mr. Kahn and his spouse by tenants by the entirety and 13,889 options that are currently exercisable.

(5)	Includes 20,833 options that are currently exercisable.

(6)	Ms. Ossenfort left the Company in June 2019.

(7)
Mr. Turner was appointed as Interim President and Chief Executive Officer in June 2019 and was replaced in October 2019 by Brian R. Kahn. He was then appointed as the President and Chief Executive Officer of Franchise Group Intermediate L1, LLC, the Company’s subsidiary and parent of Liberty Tax Service. He no longer serves as an executive officer of the Company.

(8)	Includes shares held by Eric Seeton, the Company's Chief Financial Officer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board appointed Deloitte & Touche LLP ("Deloitte") as the Company’s independent registered public accounting firm for the Transition Period. Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents fees for professional services rendered by Deloitte and Cherry Bekaert LLP ("Cherry Bekaert") in the Transition Period and Cherry Bekaert in 2019 for the audit of our annual financial statements for the transition period ended December 28, 2019 and fiscal year ended April 30, 2019, and fees billed for other services rendered by Deloitte and Cherry Bekaert for those years. Fees disclosed below include fees actually billed and expected to be billed for services relating to the applicable transition period or fiscal year.

Fiscal Year	Transition Period	2019
Audit fees (1)	$3,572,618	$1,216,407
Tax fees (2)	—	—
All other fees (3)	17,600	158,082
Total fees	$3,590,218	$1,374,489

(1)
Audit fees consist of fees for professional services rendered for the audit of the Company's financial statements and review of financial statements included in our quarterly reports and services typically provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Tax fees consist of fees for services related to tax compliance, tax planning, tax consultation and tax advice. The amounts included in the table above consist of fees incurred relating to tax compliance, tax credit studies and other tax advisory services.

(3)	All other fees consist of FDD fees.

The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor's independence. Under the Audit Committee's pre-approval policy, the terms and fees of all engagements require specific Audit Committee approval.

In determining whether to pre-approve audit or non-audit services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. These factors are considered as a whole and no one factor is necessarily determinative. The Audit Committee considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for audit services and fees for audit-related services, tax services and all other services.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during the Transition Period was compatible with maintaining the independent accountant's independence.

PRIOR CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

On June 28, 2018, the Audit Committee engaged Cherry Bekaert LLP ("Cherry Bekaert") as its independent registered public accounting firm for the fiscal year ended April 30, 2018. On September 30, 2019, the Audit Committee notified Cherry Bekaert of the firm’s dismissal. The Company has provided Cherry Bekaert with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in a Current Report on Form 8-K, and has requested that Cherry Bekaert furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in this Current Report on Form 8-K and, if not, stating the respects in which it does not agree. A copy of Cherry Bekaert’s letter, dated October 1, 2019, confirming Cherry Bekaert’s agreement with these statements is filed as Exhibit 16.1 to the Current Report on Form 8-K filed on October 1, 2019.

Cherry Bekaert’s reports on the Company’s financial statements for the fiscal years ended April 30, 2019 and April 30, 2018 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report contained an emphasis of matter related to the adoption of a new accounting standard related to revenue. Cherry Bekaert’s reports on the Company’s effectiveness of internal control over financial reporting as of April 30, 2019 and 2018 expressed their opinion that the Company did not maintain effective internal control over financial reporting as April 30, 2019 and 2018 because the control environment, risk assessment, control activities, information and communication, and monitoring controls were not effective. In addition, during the fiscal years ended April 30, 2019 and April 30, 2018 and through the date of the Company’s dismissal of Cherry Bekaert, there were (i) no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K, and the related instructions to Item 304 of Regulation S-K) between the Company and Cherry Bekaert on accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Cherry Bekaert, would have caused them to make reference to the disagreement in their reports for such periods or (ii) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that, as of April 30, 2018 and April 30, 2019, the Company reported a material weakness in its internal control over financial reporting in connection with “tone at the top” issues, which contributed to an ineffective control environment. The Company continues to assess the effectiveness of its remediation efforts in connection with its evaluations of internal control over financial reporting. The Committee discussed the material weakness with Cherry Bekaert, and the Company has authorized Cherry Bekaert to respond fully to the inquiries of Deloitte concerning the material weakness.

On September 30, 2019, the Audit Committee also engaged Deloitte as its independent registered public accounting firm for the Transition Period ended December 28, 2019, effective immediately.

During the fiscal years ended April 30, 2019 and April 30, 2018 and through the date of its engagement of Deloitte, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Deloitte that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K, and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K) relating to the Company.

PROPOSAL 2 - ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that our stockholders have the opportunity to provide an advisory, non-binding vote to approve our executive compensation as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (commonly known as a “say-on-pay” proposal). Accordingly, our stockholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of our named executive officers as described below, by voting for or against this proposal.

The Compensation Committee of the Board of Directors has designed our executive compensation to attract, retain and reward our senior management who play a significant role in the organization’s current and future success. The Compensation Committee and the Board of Directors structure executive compensation to motivate these employees and strengthen the mutuality of interests between our senior management and our stockholders by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Compensation Discussion and Analysis.”

We believe that our executive compensation and compensation practices and policies are reasonable in comparison to our peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interests of stockholders and are necessary to attract and retain experienced, highly qualified executives important to our long-term success and the enhancement of stockholder value. The

Board of Directors believes that our executive compensation achieves these objectives, and, therefore, recommends that stockholders vote “for” the proposal.

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders, and we will consider our stockholders’ concerns and the outcome of this vote when making future compensation decisions regarding our executive officers.

We anticipate that the next vote on a say-on-pay proposal will occur at the 2021 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” the advisory approval of the compensation of our named executive officers.

PROPOSAL 3 - RATIFICATION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board's Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for Fiscal 2020. Deloitte has served in this capacity since September 30, 2019. Although ratification is not required under our Bylaws or otherwise, as a matter of good corporate governance, the Audit Committee submits its selection of Deloitte to our stockholders for ratification, and will consider the vote of our stockholders when appointing our independent registered accounting firm in the future. Even if this selection is ratified, the Audit Committee in its discretion may, subject to the approval of the Board of Directors, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

No director or executive officer of the Company has any substantial interest in the appointment of Deloitte as the Company's independent registered public accounting firm.

A representative of Deloitte is expected to attend the 2020 Annual Meeting and will be available to respond to questions. The Deloitte representative will have an opportunity to make a statement during the 2020 Annual Meeting if they so desire to do so. Representatives of Cherry Bekaert are not expected to attend the 2020 Annual Meeting.

The Board unanimously recommends a vote "FOR" the ratification of Deloitte to serve as our independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since the beginning of the fiscal year ended April 30, 2019 (“Fiscal 2019”), of which the Company is or was a participant and:

•	the amounts involved exceeds $120,000; and

•
any of our directors, executive officers or beneficial owners of more than 5% of our Common Stock, or any member of the immediate family of the foregoing persons, has a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers for the Transition Period and Fiscal 2019 and for our current executive officers are described in other sections of this Proxy Statement.

Nicole Ossenfort’s (Chief Executive Officer through June 9, 2019) franchise agreement

Ms. Ossenfort, together with her husband, Scott Ossenfort (together, with Ms. Ossenfort, the “Ossenforts”), jointly own a Company franchise through JL Enterprises. JL Enterprises borrows operating funds for working capital to operate the franchises each year.  During Fiscal 2019, JL Enterprises did not borrow any operating funds for working capital to operate the franchise. In Fiscal 2019, the Company has recorded $200,137 of accounts receivable from the Ossenforts for royalties, advertising and financial product charges, of which a balance of $0 remained outstanding and payable to the Company as of April 30, 2019.

Shaun York’s (former Chief Operating Officer) franchises and AD agreements

The Company is or was a participant in the following related party transactions with Mr. York during Fiscal 2019:

York Franchises. Mr. York previously owned fifteen Company franchises through S&P Tampa Tax LLC and My Business Group LLC (the “York Franchise Entities”). In August 2019, seven franchise agreements for My Business Group LLC were amended to remove Mr. York as a franchisee and guarantor thereon. At the time of the amendment, My Business Group LLC had borrowed $67,995 from the Company for operating funds. In September 2019, the Company purchased eight franchises from S&P Tampa Tax LLC for $112,978 of which the purchase price amount was applied to debt owed to the Company and $891 was forgiven. During Fiscal 2019, the York Franchise Entities borrowed operating funds in the amount of $67,995, of which $0 remained outstanding and payable to the Company as of December 28, 2019. In addition, during Fiscal 2019, the Company recorded $146,315 of accounts receivable from the York Franchise Entities for royalties, advertising and financial product charges, of which $7,526 remained outstanding and payable to the Company as of December 28, 2019.

York AD. During Fiscal 2019, Mr. York had Area Development arrangements with the Company that were conducted through Yorkompany LLC and S&P Tampa Development LLC (the “York AD Entities”). As of March 2020, the Company repurchased the York AD Entities for $2,203,919, of which $1,400,012 was applied to reduce the debt owed by the York AD Entities to the Company, $803,907 was paid to Mr. York and $6,162 was forgiven.

York Debt Guarantees. Mr. York had entered into multiple guarantee agreements with the Company whereby Mr. York had guaranteed all or a portion of the indebtedness owed by other franchisees and ADs to the Company as related to certain financial transactions for which Mr. York had an interest. The indebtedness owed by these franchisees and ADs as of September 6, 2019 was approximately $2,665,565. Upon the repurchase of the York AD Entities as noted above, Mr. York was released from any and all guarantee obligations referenced herein.

John Seal’s (former director) AD agreement

The Company is or was a participant in the following related party transactions with Mr. Seal since the beginning of Fiscal 2019:

JMS Tax, an entity controlled by John Seal, a former director of the Company, owns an AD territory in Texas which a portion of the purchase price was financed through a note issued by the Company. The note had no outstanding principal balance as of April 30, 2019.

In Fiscal 2019, the Company recorded $5,290 of accounts receivable from JMS Tax for new franchise leads and interest of which $135 remains unpaid as of April 30, 2019. JMS Tax earned $131,535 for their portion of franchise fees, royalties and interest in Fiscal 2019.

M. Brent Turner's Consulting and Services Agreements

M. Brent Turner served as a consultant of the Company from September 2018 until June 2019. On June 9, 2019, the Company appointed Mr. Turner as interim Chief Executive Officer of the Company. Subsequently, on October 2, 2019, Mr. Turner was appointed as President and Chief Executive Officer of Franchise Group L1, LLC, the Company’s subsidiary and parent of Liberty Tax Service.

The Company is a participant in the following related party transactions with Mr. Turner during the Transition Period:

Turner Consulting Agreement. Mr. Turner and the Company entered into a Consulting Agreement on September 20, 2018 commencing on October 1, 2018 and was in effect until September 30, 2019 (the "Consulting Agreement"). The Consulting Agreement paid a fee at a monthly rate of $65,000 with a total of $455,000 being paid in Fiscal 2019. Mr. Turner entered into an Employment Agreement with the Company on June 9, 2019 upon his appointment as Interim Chief Executive Officer (the “Employment Agreement”). The Employment Agreement made the Consulting Agreement void and of no effect.

Revolution Financial Services Agreement. The Company entered into a one-year Services Agreement (the “Revolution Agreement”) with Revolution Financial, Inc. (“Revolution”) effective as of August 23, 2019. Mr. Turner serves as the Chief Executive Officer of Revolution. The Revolution Agreement provides for certain transition services, including leased office space and information technology personnel. Pursuant to the terms as provided in the Revolution Agreement, fees for each of the services provided by Revolution are calculated based on the actual costs for each applicable service to be paid by the Company. For the transition services provided by the Company, which includes the provision of space and staffing, Revolution will pay the Company 50% of net revenue.

Messrs. Kahn and Laurence

Vintage and its affiliates held approximately 43% of the aggregate voting power of the Company through their ownership of common stock and preferred stock as of December 28, 2019. Brian Kahn and Andrew Laurence, principals of Vintage, are members of the Company's Board of Directors with Mr. Laurence also serving as the Company's Chairman of the Board. As of October 2, 2019, Mr. Kahn was also appointed as President and Chief Executive Officer of the Company with an initial term of three years and Mr. Laurence was appointed an Executive Vice President of the Company, each with an initial term of three years.

Buddy's Home Furnishings Acquisition ("Buddy's Acquisition"). On July 10, 2019, the Company completed the Buddy's Acquisition. Vintage and other entities controlled by Mr. Kahn owned approximately 60% of Buddy's Home Furnishings.

Stock Subscription Agreements. Affiliates of Vintage purchased 2,083,333.33 shares of the Company's common stock for $25.0 million under the Closing Subscription Agreement on July 10, 2019. On October 21, 2019 and October 23, 2019, a Vintage affiliate and Brian Kahn and Lauren Kahn purchased an aggregate of 2,333,333.33 shares of the Company's common stock for $28.0 million under a subscription agreement with the Company.

Vitamin Shoppe Acquisition and Related Transactions. On August 7, 2019, the Company entered into an agreement to acquire Vitamin Shoppe through the Vitamin Shoppe Acquisition. Vintage had an approximately 15% equity ownership in Vitamin Shoppe. In addition, a Vintage affiliate entered into a binding equity commitment letter pursuant to which it agreed to finance up to $70.0 million in equity to complete the Vitamin Shoppe Acquisition and the repayment of the existing Vitamin Shoppe convertible notes (the “Vitamin Shoppe equity commitment”). Pursuant to the Vitamin Shoppe equity commitment, the Vintage affiliate or its designated co-investors have agreed to purchase up to $70.0 million of the Company’s common stock at a purchase price of $12.00 per share to finance the Vitamin Shoppe

Acquisition. For more information on the Vitamin Shoppe Acquisition, please see the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2019.

Buddy's Partner Asset Acquisition. On September 30, 2019, the Company completed the Buddy's Partner Asset Acquisition. As consideration for the acquisition, the sellers, which included Vintage and affiliates, received 1,350,000 units of Franchise Group New Holdco, LLC, a wholly-owned direct subsidiary of the Company and 270,000 shares of preferred stock. As of April 10, 2020, all of the New Holdco units have been converted into common stock.

Buddy's Franchises. Mr. Kahn has an equity interest in an entity that owns three Buddy's franchisees. All transactions between the Company's Buddy's segment and Mr. Kahn's entity are conducted on a basis consistent with other franchisees. Mr. Kahn's brother-in-law owns three Buddy's franchises. All transactions between the Company's Buddy's segment and Mr. Kahn's brother-in-law are conducted on a basis consistent with other franchisees.

Bryant Riley (former director)

Mr. Riley, through controlled entities or affiliates held approximately 19% of the aggregate ownership of the Company's common stock as of December 28, 2019. Mr. Riley was also a member of the Company's Board of Directors until March 2020.

Stock Subscription Agreement. On October 22, 2019, B. Riley FBR, Inc., an entity controlled by Mr. Riley, purchased 1,000,000 shares of the Company's common stock for $12.0 million under a subscription agreement with the Company.

Fee Letter. On February 19, 2020, the Company entered into a fee letter with B. Riley pursuant to which B. Riley received an equity fee equal to 6% of the $36.0 million of equity raised by B. Riley for the Company (“B. Riley Fee Letter”).

Matthew Avril Subscription Agreement

Stock Subscription Agreement. On December 16, 2019, Mr. Avril purchased 75,469 shares of the Company’s common stock for $1,000,009 under a subscription agreement with the Company.

Andrew F. Kaminsky Subscription Agreement

Stock Subscription Agreement. On December 16, 2019, Mr. Kaminsky purchased 10,000 shares of the Company’s common stock for $132,930 under a subscription agreement with the Company.

Eric F. Seeton Subscription Agreement

Stock Subscription Agreement. On December 16, 2019, Mr. Seeton purchased 11,320 shares of the Company’s common stock for $150,000 under a subscription agreement with the Company. Since October 2019, Mr. Seeton has served as the Company's Chief Financial Officer.

Michael S. Piper Subscription Agreeements

Stock Subscription Agreements. On December 16, 2019, Mr. Piper purchased 39,620 shares of the Company’s common stock for $0.5 million on December 16, 2019 under the Vitamin Shoppe Stock Issuance.  On February 7, 2020, Mr. Piper purchased 123,529 shares for $2.1 million under an equity financing.

Policy for review of related party transactions

We have adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our Common Stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors.

SUBMISSION OF STOCKHOLDER PROPOSALS

A stockholder proposal may be considered for inclusion in the Company's proxy materials for the 2021 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion. Stockholders who wish to present a proposal for inclusion in the Company's proxy statement pursuant to SEC Rule 14a-8 must submit their proposals so that they are received at Franchise Group, Inc.'s principal executive offices at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Assistant General Counsel, no later than the close of business on December 28, 2020. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year's proxy statement and form of proxy.

Pursuant to the Company's Bylaws, for any business not included in the proxy statement for the 2021 annual meeting of stockholders to be brought before the meeting by a stockholder, the stockholder must give timely written notice of that business to the Assistant General Counsel. To be timely, the notice must be received no later than the ninetieth day, nor earlier than the close of business on the one hundred twentieth day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, notice must be delivered no earlier than the one hundred twentieth day prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to the annual meeting and the tenth day following the day on which a public announcement of the date of the meeting is first made by the Company). Based on this anticipated meeting date, notice must be received no earlier than February 3, 2021 and no later than the later of March 5, 2021 or the tenth day following the day on which a public announcement of the date of the meeting is first made by the Company. The notice must contain the information required by the Company's Bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the same time period described in this paragraph and comply with the information requirements in our Bylaws relating to stockholder nominations.

A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company's Bylaws is available on our website at www.franchisegrp.com under the "Corporate Governance" link, or upon request to Franchise Group, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Assistant General Counsel. The Chair of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

The Board of Directors knows of no other matters that will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

Brian R. Kahn President and Chief Executive Officer Franchise Group, Inc.

A copy of the Company’s Transition Report on Form 10-K/T (including exhibits) as filed with the SEC for the transition period ended December 28, 2019 will be furnished without charge to stockholders upon written request directed to the Company’s Assistant General Counsel at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

FRANCHISE GROUP INC.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting will be available for a short portion during the meeting. Voting instructions are found in the Proxy Statement. We recommend voting prior to the meeting using the following methods:

INTERNET/MOBILE – www.proxypush.com/frg
Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 2, 2020.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote "FOR" All Director Nominees Listed in Proposal 1 and "FOR" Proposals 2 and 3.

1. Election of directors: 01 Matthew Avril, 02 Patrick A. Cozza, 03 Thomas Herskovits, 04 Brian R. Kahn, 05 Andrew M. Laurence, 06 Lawrence Miller, 07 G. William Minner, Jr.

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

lease sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Franchise Group, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 3, 2020
11:00 a.m., Eastern Time

Virtual Meeting

Stockholders or Their Appointments

Franchise Group, Inc.
1716 Corporate Landing Parkway
Virginia Beach, VA 23454

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 3, 2020.

The shares represented by this proxy, when properly executed, will be voted as directed on the reverse side.

If no such directions are given, this proxy will be voted "FOR" all director nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Brian R. Kahn, Eric Seeton and Tiffany McMillan-McWaters, and each of them with full power of substitution, to represent and to vote all of your shares that you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof.

See reverse for voting instructions.